Exhibit 99.1

SiriusXM Reports Third Quarter 2020 Results

•SiriusXM Self-Pay Net Subscriber Additions of 169,000 in Third Quarter
•Third Quarter Revenue of $2,025 Million, Up 1% Year-Over-Year
•Third Quarter Net Income of $272 Million, Up 11%; Diluted EPS of $0.06
•Adjusted EBITDA of $661 Million in the Third Quarter, Up 1% Year-Over-Year
•Company Increases 2020 Subscriber and Financial Guidance
•Third Quarter Capital Returns Total $544 Million; Stitcher Acquisition Complete; Leadership Transition on Track

NEW YORK – October 22, 2020 – SiriusXM today announced third quarter 2020 operating and financial results, including revenue of $2.025 billion, up 1% compared to the prior year period. The Company's net income increased 11% to $272 million in the third quarter from $246 million a year prior. Net income per diluted common share was $0.06 in the third quarter 2020, compared to $0.05 in the prior year period. Adjusted EBITDA in the third quarter totaled $661 million, an increase of approximately 1% from $657 million in the prior year period.

“SiriusXM maintains strong momentum heading into year end, and we are increasing all of our full-year subscriber and financial guidance today. Our talented people and our powerful business model have delivered stellar results during a challenging year for our company and country,” said Jim Meyer, Chief Executive Officer, SiriusXM.

“Our commitment to having the best possible audio content from top talent, as well as leading media and sports brands, has never wavered. First, we are making significant progress in extending our relationship with Howard Stern. We reached a new agreement with Kevin Hart for more content, with LeBron James and Maverick Carter we launched UNINTERRUPTED Radio from the NBA bubble on Pandora, and we debuted our fulltime channel with the members of U2 on SiriusXM. Pat McAfee joined our sports lineup, and we returned to live sports across the MLB, NBA and NFL. And we brought our listeners special moments like the recent interview between Paul McCartney and Alec Baldwin honoring John Lennon’s 80th birthday on The Beatles Channel,” added Meyer.

LEADERSHIP UPDATE

As previously announced, Jim Meyer will retire as Chief Executive Officer of SiriusXM on December 31, 2020 and become Vice Chairman of SiriusXM’s Board of Directors. Jennifer Witz, the Company’s President, Sales, Marketing and Operations, is slated to become Chief Executive Officer on January 1, 2021. Sean S. Sullivan has been appointed Chief Financial Officer and is starting in his new position on October 26, 2020.

“This will be my last earnings period as SiriusXM’s CEO, and the numbers we are reporting today reflect the incredible progress our team has made during my tenure. It has been an honor to lead SiriusXM for the past eight years, and I’m thrilled to be passing the baton at year end to a leader as capable as Jennifer Witz,” Meyer continued.

“I couldn’t be more pleased to assume the role of CEO in January and to welcome Sean Sullivan to our team. Our goals are clear: we will maintain our track record of consistent execution and subscriber growth, and continue to drive higher OEM penetration and invest in our 360L platform, streaming efforts, podcasting, and more to ensure our place as the leader in digital audio entertainment and enable the next phase of our growth,” said Jennifer Witz.

“The steady churn of 1.7% we saw in the third quarter was outstanding, particularly against a backdrop of rebounding auto sales and the vehicle-related churn which results from higher sales. Our new guidance implies that we will finish the year with self-pay net additions close to 90% of what we originally projected - an extraordinary performance in this year's environment. And the team delivered terrific results by driving a sequential jump of 46% in our advertising revenue in the third quarter,” added Witz.

FURTHER UPDATE ON BUSINESS, LIQUIDITY, AND CAPITAL RETURNS

The Company increased the pace of its common stock repurchases in the third quarter 2020 to $486 million. With dividends, total capital returns for the third quarter were $544 million. Additionally, for the fourth year in a row, SiriusXM announced a 10% increase to its dividend, which was initiated in November 2016 at $0.01 per share per quarter and as of November will stand at $0.014641 per share per quarter. At the end of the third quarter, the Company's net debt to trailing 12 month adjusted EBITDA ratio was 3.1x and its $1.75 billion revolving credit facility was undrawn and fully available.

“Against a backdrop of strong performance, we continued our record of returning capital to stockholders through share repurchases and by increasing our quarterly dividend. Over the summer, we also strengthened our balance sheet by refinancing debt with longer-dated maturities and lower coupons. SiriusXM continues to generate significant cash flow, which provides us firepower to continue our capital return program while investing in our businesses,” added Meyer.

“On Monday, we announced the closing of our acquisition of Stitcher and are quickly integrating that business with SiriusXM's content and ad sales businesses, and our existing hosting and analytics platform, Simplecast. Stitcher greatly advances SiriusXM’s position in podcasting, the fastest growing sector in audio entertainment. We offer audio publishers a state-of-the art suite of content hosting, data analytics, ad insertion and sales representation services through programmatic and direct sales. We are excited to combine the largest digital audio salesforce with a leading podcast ad network and to offer advertisers an attractive path to over 150 million North American listeners across our platforms,” added Witz.

2020 GUIDANCE

The Company increased its full-year 2020 guidance for SiriusXM self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow. The Company's current operating and financial guidance is as follows:

•SiriusXM self-pay net subscriber additions of approximately 800,000,
•Total revenue of approximately $7.85 billion,
•Adjusted EBITDA of approximately $2.475 billion, and
•Free cash flow of approximately $1.6 billion.

THIRD QUARTER 2020 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The pro forma financial and operating highlights below exclude the impact of share-based payment expense.

SIRIUSXM

•Self-Pay Subscribers Nearly 30.5 Million. SiriusXM added approximately 169,000 net new self-pay subscribers in the third quarter. Self-pay monthly churn for the third quarter was unchanged from prior year at 1.7%. Total net subscriber additions were 186,000, resulting in 34.4 million total SiriusXM subscribers at the end of the period. Paid promotional subscribers increased due to higher shipments from automakers offering paid trial subscriptions with the purchase or lease of a vehicle. The total trial funnel stood at approximately 8.9 million at the end of the third quarter, up from approximately 8.1 million at the end of the second quarter as sales from automakers offering unpaid trials also increased.

•SiriusXM Revenue Increased 1% to $1.6 Billion. Third quarter revenue was up 1% to $1.6 billion with growth in subscriber revenue offsetting declines in advertising revenue. Monthly ARPU climbed 2% in the third quarter compared to the year ago period despite the reduction in advertising revenue per user, with the subscription component of ARPU rising 3% compared to the year ago period. Higher ARPU and a larger self-pay subscriber base versus the year ago period drove revenue increases and offset the effects of a lower paid trial subscriber base compared to the third quarter of 2019.

•Gross Profit and Margins Steady. Total cost of services at SiriusXM increased by 2% to $610 million in the third quarter, resulting in $979 million of gross profit, a 1% increase over the third quarter of 2019. Gross profit margin was 62%, nearly unchanged compared to the prior year quarter.

•New Car Penetration Rises; OEM Agreements Extended, 360L Deployments Confirmed. SiriusXM’s new car penetration rate climbed to approximately 78% in the third quarter 2020, an increase of over 500 basis points from the third quarter of 2019. The Company extended agreements with BMW and GM and confirmed planned rollouts this year of its 360L platform at a variety of automakers including Audi, BMW, FIAT Chrysler, Ford, GM's Buick, Cadillac, Chevy, GMC brands and Volkswagen.

PANDORA

•Advertising Revenue Declined 3% to $306 million. Third quarter ad revenue at Pandora, which includes off-platform results such as the Company's AdsWizz business, declined 3% year-over-year to $306 million. Monetization of $84 per thousand hours at Pandora was down just 1% year-over-year.

•Total Ad Supported Listener Hours of 3.1 Billion. Monthly Active Users (MAUs) at Pandora were 58.6 million in the third quarter, down from 63.1 million in the prior year period. Total ad supported listener hours were 3.12 billion in the period, down from 3.32 billion in the third quarter of 2019. Average monthly listening hours per active ad-supported user increased 1.8% to 19.5 in the third quarter of 2020 versus 19.1 in the third quarter of 2019.

•Self-Pay Net Adds of 105,000. Pandora added 105,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium services in the third quarter to end the period with nearly 6.4 million self-pay subscribers to those services. Paid promotional subscribers remained near 43,000, roughly unchanged from the prior year period.

•Gross Profit Declined 4%. The decline in advertising revenue exceeded the 1% reduction in costs of services during the quarter, resulting in gross profit at Pandora of $162 million, down 4% over the third quarter of 2019. Gross margin for the quarter was 37%, down from 38% in the third quarter of 2019.

Subscriber acquisition costs grew by 9% to $110 million in the third quarter driven by higher OEM installations as automakers pushed to produce pre-COVID-19 volumes, partially offset by lower hardware subsidies as certain subsidy rates decreased. Sales and marketing costs decreased by 2% to a total of $205 million. Engineering, design and development costs fell 16% to $53 million, and general and administrative expenses increased 4% to $112 million.

With revenue up 1% and total cash operating expenses up 1%, excluding depreciation and amortization, share-based payment expenses, and legal settlements and reserves, adjusted EBITDA was also up 1%. Free cash flow fell by 22% to $361 million, driven by lower cash from operations.

Additional information about the Company's business, results of operations and the evolving impact of the COVID-19 pandemic on the business and operations is included below under “SPECIAL NOTE ON COVID-19 RESPONSE.” Additional information regarding the impact of the COVID-19 pandemic on the Company's business and operations is contained in its Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

SPECIAL NOTE ON COVID-19 RESPONSE

General
In general, the COVID-19 pandemic, has had, and is continuing to have, a widespread and broad reaching effect on the economy. Vehicle sales have declined and concerts have been postponed indefinitely. The impact of the COVID-19 pandemic on the travel industry has been far-reaching, adversely affecting airlines, hotels, cruise ships and theme parks. Unemployment rates, while improving, remain high. Similarly, although media spending by businesses is recovering, spending continues to be down compared to prior periods. While certain regions of the United States are in various phases of reopening, it remains unclear what a full economic recovery will look like as the United States continues to struggle with rolling outbreaks of the virus.

Against this background and these broad-based economic effects, the full extent to which the COVID-19 pandemic may negatively impact our business is still uncertain. The scope of the effects of the COVID-19 pandemic on our businesses depends on many factors beyond our control, and the effects are difficult to assess or predict with meaningful precision both generally and specifically as to our Sirius XM and Pandora businesses. The COVID-19 pandemic did not have a material effect on our revenues and expenses for the first quarter ended March 31, 2020, with the effects on our business first emerging in the quarter ended June 30, 2020. Refer to the discussion below under "Business Performance Update" for an update on the impact on our business during the quarter ended September 30, 2020.

Liquidity

To date, the COVID-19 pandemic and its related economic impact has not affected our capital and financial resources, including our liquidity position. We believe that we have sufficient cash and cash equivalents, as well as debt capacity, to cover our estimated short-term and long-term funding needs, including amounts necessary to construct, launch and insure replacement satellites, as well as fund future stock repurchases, future dividend payments and pursue strategic opportunities. We expect to continue repurchasing our common stock. These repurchases are subject to numerous factors, including but not limited to market conditions. We have not suspended our quarterly common stock dividend payments as a result of the COVID-19 pandemic. As of September 30, 2020, we had approximately $33 million of cash on hand and $1.749 billion was available for future borrowing under our revolving credit facility (after giving effect to outstanding letters of credit).

The COVID-19 pandemic to date has not impacted our ability to access our traditional funding sources. The pandemic has not increased our costs of or reduced our access to capital under our revolving credit facility or in the debt capital markets, and we do not believe it is reasonably likely to do so in the near-term. In addition, we do not expect the pandemic to affect our ongoing ability to meet the covenants in our debt instruments, including under our revolving credit facility.

Business Performance Update

We remain focused on the well-being of our employees, customers and all those we serve while also taking responsive measures to adapt to the current environment. Against the backdrop of the COVID-19 pandemic we are seeing certain positive trends in certain key indicators that support our business. For example, in the quarter ended September 30, 2020, new vehicle sales recovered compared to the prior three and six month periods. Similarly, we have seen recent increases in advertising orders, although the outlook for advertising revenue remains uncertain and we cannot reasonably predict when advertising activity will return to pre-pandemic levels. For more information regarding the trends in our businesses, including the trends in revenues and expenses, see the information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in this Quarterly Report on Form 10-Q.

We have taken actions to help ensure that our audio entertainment service will continue uninterrupted through the COVID-19 pandemic, including activating our business continuity plans and implementing steps to enable employees to work remotely. The impact of these actions on our workforce are also difficult to assess, but the experience has presented new challenges for our employees as they balance the demands of the pandemic with their daily operational role. To date, however, we do not believe that these remote work arrangements have adversely affected our ability to maintain our financial reporting systems, internal control over financial reporting and disclosure controls and procedures. In addition, we do not expect to encounter any significant challenges to our ability to maintain these systems and controls.

We have undertaken and are continually in the process of making a diverse range of operational adjustments in response to the effects of COVID-19 pandemic. From a customer care and support perspective, we have adjusted our operations with call center vendors. These adjustments have included shifting call center demand to “chat” platforms, activating interactive voice response (or “IVR”) systems and online capabilities, and working with call center vendors to increase the capability for customer service agents to work remotely. We are focused on optimizing customer support performance in this new environment.

We also do not expect the pandemic to affect the assets on our balance sheet and our ability to timely account for those assets.  For example, we do not anticipate making any significant changes as a result of the pandemic in judgments in determining the fair-value of assets measured in accordance with generally accepted accounting principles.

In addition, we do not anticipate any material impairments with respect to goodwill, indefinite life and definite life intangible assets, right of use assets or investments, increases in allowances for credit losses, restructuring charges, other expenses, or changes in accounting judgments that would have an adverse impact on our financial statements.
We are taking advantage of recent Federal tax relief to defer our portion of the social security payroll tax. This tax relief will not have a material impact on our liquidity position in either the short- or long-term. We have not received any financial assistance in the form of loans under the CARES Act.
You should not place undue reliance on any of our forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
For additional discussion of the risks to our business related to the COVID-19 pandemic, see “Risk factors—Risks related to our business—The current coronavirus (COVID-19) pandemic is adversely impacting our business” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. To the extent the COVID-19 pandemic or any other global health crisis does adversely impact our business or financial condition, it may also have the effect of heightening many of the other “Risk factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

THIRD QUARTER 2020 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2020	2019	2020	2019
Revenue:
Subscriber revenue	$1,594	$1,556	$4,757	$4,551
Advertising revenue	345	366	866	933
Equipment revenue	47	45	113	127
Other revenue	39	44	115	121
Total revenue	2,025	2,011	5,851	5,732
Operating expenses:
Cost of services:
Revenue share and royalties	602	592	1,759	1,684
Programming and content	123	116	351	338
Customer service and billing	119	119	359	352
Transmission	46	46	129	117
Cost of equipment	5	8	13	20
Subscriber acquisition costs	110	101	257	313
Sales and marketing	222	233	664	648
Engineering, design and development	64	78	196	206
General and administrative	131	124	357	379
Depreciation and amortization	125	118	381	344
Acquisition and restructuring costs	—	—	24	83
Total operating expenses	1,547	1,535	4,490	4,484
Income from operations	478	476	1,361	1,248
Other (expense) income:
Interest expense	(96)	(104)	(297)	(291)
Loss on extinguishment of debt	(40)	(56)	(40)	(57)
Other income (expense)	2	—	10	(2)
Total other (expense) income	(134)	(160)	(327)	(350)
Income before income taxes	344	316	1,034	898
Income tax expense	(72)	(70)	(226)	(227)
Net income	$272	$246	$808	$671
Foreign currency translation adjustment, net of tax	7	(5)	(8)	9
Total comprehensive income	$279	$241	$800	$680
Net income per common share:
Basic	$0.06	$0.06	$0.19	$0.15
Diluted	$0.06	$0.05	$0.18	$0.15
Weighted average common shares outstanding:
Basic	4,326	4,450	4,367	4,529
Diluted	4,415	4,564	4,465	4,641
Dividends declared per common share	$0.01331	$0.01210	$0.03993	$0.03630

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$33	$106
Receivables, net	582	670
Inventory, net	10	11
Related party current assets	10	22
Prepaid expenses and other current assets	194	194
Total current assets	829	1,003
Property and equipment, net	1,587	1,626
Intangible assets, net	3,360	3,467
Goodwill	3,860	3,843
Related party long-term assets	514	452
Deferred tax assets	—	153
Operating lease right-of-use assets	423	466
Other long-term assets	129	139
Total assets	$10,702	$11,149
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,088	$1,151
Accrued interest	84	160
Current portion of deferred revenue	1,792	1,930
Current maturities of debt	2	2
Operating lease current liabilities	47	46
Related party current liabilities	1	4
Total current liabilities	3,014	3,293
Long-term deferred revenue	121	130
Long-term debt	7,845	7,842
Deferred tax liabilities	91	70
Operating lease liabilities	416	456
Other long-term liabilities	126	94
Total liabilities	11,613	11,885
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,283 and 4,412 shares issued; 4,278 and 4,412 shares outstanding at September 30, 2020 and December 31, 2019, respectively	4	4
Accumulated other comprehensive income, net of tax	—	8
Additional paid-in capital	—	395
Treasury stock, at cost; 5 and 0 shares of common stock at September 30, 2020 and December 31, 2019, respectively	(24)	—
Accumulated deficit	(891)	(1,143)
Total stockholders’ equity (deficit)	(911)	(736)
Total liabilities and stockholders’ equity (deficit)	$10,702	$11,149

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in millions)	2020	2019
Cash flows from operating activities:
Net income	$808	$671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	381	344
Non-cash interest expense, net of amortization of premium	15	12
Provision for doubtful accounts	48	40
Amortization of deferred income related to equity method investment	(2)	(2)
Loss on extinguishment of debt	40	57
Loss on unconsolidated entity investments, net	8	16
Dividend received from unconsolidated entity investment	1	1
Loss on restructuring	24	—
Gain on other investments	(1)	(3)
Share-based payment expense	165	192
Deferred income taxes	175	210
Amortization of right-of-use assets	42	16
Changes in operating assets and liabilities:
Receivables	39	(85)
Inventory	(2)	8
Related party, net	10	—
Prepaid expenses and other current assets	(2)	(9)
Other long-term assets	14	8
Accounts payable and accrued expenses	(83)	79
Accrued interest	(76)	(24)
Deferred revenue	(147)	(46)
Operating lease liabilities	(39)	(4)
Other long-term liabilities	32	4
Net cash provided by operating activities	1,450	1,485
Cash flows from investing activities:
Additions to property and equipment	(230)	(239)
Purchases of other investments	(8)	(7)
Acquisition of business, net of cash acquired	(28)	313
Sale of short-term investments	—	73
Investments in related parties and other equity investees	(89)	(14)
Repayment from related party	11	—
Net cash (used in) provided by investing activities	(344)	126
Cash flows from financing activities:
Proceeds from exercise of stock options	—	8
Taxes paid from net share settlements for stock-based compensation	(81)	(104)
Revolving credit facility, net of deferred financing costs	—	(374)
Proceeds from long-term borrowings, net of costs	1,481	2,715
Proceeds from sale of capped call security	—	3
Principal payments of long-term borrowings	(1,506)	(1,663)
Payment of premiums on redemption of debt	(31)	(45)
Common stock repurchased and retired	(870)	(1,959)
Dividends paid	(175)	(167)
Net cash used in financing activities	(1,182)	(1,586)
Net (decrease) increase in cash, cash equivalents and restricted cash	(76)	25
Cash, cash equivalents and restricted cash at beginning of period (1)	120	65
Cash, cash equivalents and restricted cash at end of period (1)	$44	$90

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	September 30, 2020	December 31, 2019	September 30, 2019	December 31, 2018
Cash and cash equivalents	$33	$106	$79	$54
Restricted cash included in Other long-term assets	11	14	11	11
Total cash, cash equivalents and restricted cash at end of period	$44	$120	$90	$65

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three and nine months ended September 30, 2020 compared with the three and nine months ended September 30, 2019. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Pro forma adjustments are not included for the acquisition of Simplecast. Please refer to the Footnotes to Results of Operations.

					2020 vs 2019 Change
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
(in millions)	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,462	$1,424	$4,372	$4,196	$38	3%	$176	4%
Advertising revenue	39	51	108	149	(12)	(24)%	(41)	(28)%
Equipment revenue	47	45	113	127	2	4%	(14)	(11)%
Other revenue	41	46	121	127	(5)	(11)%	(6)	(5)%
Total Sirius XM revenue	1,589	1,566	4,714	4,599	23	1%	115	3%
Pandora:
Subscriber revenue	132	132	385	401	—	—%	(16)	(4)%
Advertising revenue	306	315	758	852	(9)	(3)%	(94)	(11)%
Total Pandora revenue	438	447	1,143	1,253	(9)	(2)%	(110)	(9)%
Total consolidated revenue	2,027	2,013	5,857	5,852	14	1%	5	—%
Cost of services
Sirius XM:
Revenue share and royalties	369	358	1,100	1,065	11	3%	35	3%
Programming and content	114	113	330	328	1	1%	2	1%
Customer service and billing	99	99	291	296	—	—%	(5)	(2)%
Transmission	33	29	90	79	4	14%	11	14%
Cost of equipment	5	8	13	20	(3)	(38)%	(7)	(35)%
Total Sirius XM cost of services	620	607	1,824	1,788	13	2%	36	2%
Pandora:
Revenue share and royalties	235	238	665	701	(3)	(1)%	(36)	(5)%
Programming and content	9	3	21	10	6	200%	11	110%
Customer service and billing	20	20	68	64	—	—%	4	6%
Transmission	13	17	39	43	(4)	(24)%	(4)	(9)%
Total Pandora cost of services	277	278	793	818	(1)	—%	(25)	(3)%
Total consolidated cost of services	897	885	2,617	2,606	12	1%	11	—%
Subscriber acquisition costs	110	101	257	313	9	9%	(56)	(18)%
Sales and marketing	222	233	664	684	(11)	(5)%	(20)	(3)%
Engineering, design and development	64	78	196	220	(14)	(18)%	(24)	(11)%
General and administrative	131	124	357	395	7	6%	(38)	(10)%
Depreciation and amortization	125	118	381	359	7	6%	22	6%
Acquisition and restructuring costs	—	—	24	—	—	nm	24	nm
Total operating expenses	1,549	1,539	4,496	4,577	10	1%	(81)	(2)%
Income from operations	478	474	1,361	1,275	4	1%	86	7%
Other (expense) income:
Interest expense	(96)	(104)	(297)	(293)	8	8%	(4)	(1)%
Loss on extinguishment of debt	(40)	(56)	(40)	(57)	16	29%	17	30%
Other income (expense)	2	—	10	(1)	2	nm	11	1100%
Total other (expense) income	(134)	(160)	(327)	(351)	26	16%	24	7%
Income before income taxes	344	314	1,034	924	30	10%	110	12%
Income tax expense	(72)	(69)	(226)	(234)	(3)	(4)%	8	3%
Net income	$272	$245	$808	$690	$27	11%	$118	17%

Adjusted EBITDA	$661	$657	$1,915	$1,841	$4	1%	$74	4%

Footnotes to Pro Forma Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three and nine months ended September 30, 2020 and 2019 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts.

	Unaudited for the Three Months Ended September 30, 2020
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,462	$—	$—		$1,462
Advertising revenue	39	—	—		39
Equipment revenue	47	—	—		47
Other revenue	39	—	2	(a)	41
Total Sirius XM revenue	1,587	—	2		1,589
Pandora:
Subscriber revenue	132	—	—		132
Advertising revenue	306	—	—		306
Total Pandora revenue	438	—	—		438
Total consolidated revenue	2,025	—	2		2,027
Cost of services
Sirius XM:
Revenue share and royalties	369	—	—		369
Programming and content	114	—	—		114
Customer service and billing	99	—	—		99
Transmission	33	—	—		33
Cost of equipment	5	—	—		5
Total Sirius XM cost of services	620	—	—		620
Pandora:
Revenue share and royalties	233	—	2	(b)	235
Programming and content	9	—	—		9
Customer service and billing	20	—	—		20
Transmission	13	—	—		13
Total Pandora cost of services	275	—	2		277
Total consolidated cost of services	895	—	2		897
Subscriber acquisition costs	110	—	—		110
Sales and marketing	222	—	—		222
Engineering, design and development	64	—	—		64
General and administrative	131	—	—		131
Depreciation and amortization	125	—	—		125
Acquisition and restructuring costs	—	—	—		—
Total operating expenses	1,547	—	2		1,549
Income from operations	478	—	—		478
Other (expense) income:
Interest expense	(96)	—	—		(96)
Loss on extinguishment of debt	(40)	—	—		(40)
Other income (expense)	2	—	—		2
Total other (expense) income	(134)	—	—		(134)
Income before income taxes	344	—	—		344
Income tax expense	(72)	—	—		(72)
Net income	$272	$—	$—		$272
(a)    This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(b)    This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

	Unaudited for the Three Months Ended September 30, 2019
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,424	$—	$—		$1,424
Advertising revenue	51	—	—		51
Equipment revenue	45	—	—		45
Other revenue	44	—	2	(c)	46
Total Sirius XM revenue	1,564	—	2		1,566
Pandora:
Subscriber revenue	132	—	—		132
Advertising revenue	315	—	—		315
Total Pandora revenue	447	—	—		447
Total consolidated revenue	2,011	—	2		2,013
Cost of services
Sirius XM:
Revenue share and royalties	358	—	—		358
Programming and content	113	—	—		113
Customer service and billing	99	—	—		99
Transmission	29	—	—		29
Cost of equipment	8	—	—		8
Total Sirius XM cost of services	607	—	—		607
Pandora:
Revenue share and royalties	234	—	4	(d)	238
Programming and content	3	—	—		3
Customer service and billing	20	—	—		20
Transmission	17	—	—		17
Total Pandora cost of services	274	—	4		278
Total consolidated cost of services	881	—	4		885
Subscriber acquisition costs	101	—	—		101
Sales and marketing	233	—	—		233
Engineering, design and development	78	—	—		78
General and administrative	124	—	—		124
Depreciation and amortization	118	—	—		118
Acquisition and restructuring costs	—	—	—		—
Total operating expenses	1,535	—	4		1,539
Income from operations	476	—	(2)		474
Other (expense) income:
Interest expense	(104)	—	—		(104)
Loss on extinguishment of debt	(56)	—	—		(56)
Other income (expense)	—	—	—		—
Total other (expense) income	(160)	—	—		(160)
Income before income taxes	316	—	(2)		314
Income tax expense	(70)	—	1	(e)	(69)
Net income	$246	$—	$(1)		$245
(c)    This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(d)    This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(e)    This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2019 to the pro forma adjustments of $(2).

	Unaudited for the Nine Months Ended September 30, 2020
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$4,372	$—	$—		$4,372
Advertising revenue	108	—	—		108
Equipment revenue	113	—	—		113
Other revenue	115	—	6	(f)	121
Total Sirius XM revenue	4,708	—	6		4,714
Pandora:
Subscriber revenue	385	—	—		385
Advertising revenue	758	—	—		758
Total Pandora revenue	1,143	—	—		1,143
Total consolidated revenue	5,851	—	6		5,857
Cost of services
Sirius XM:
Revenue share and royalties	1,100	—	—		1,100
Programming and content	330	—	—		330
Customer service and billing	291	—	—		291
Transmission	90	—	—		90
Cost of equipment	13	—	—		13
Total Sirius XM cost of services	1,824	—	—		1,824
Pandora:
Revenue share and royalties	659	—	6	(g)	665
Programming and content	21	—	—		21
Customer service and billing	68	—	—		68
Transmission	39	—	—		39
Total Pandora cost of services	787	—	6		793
Total consolidated cost of services	2,611	—	6		2,617
Subscriber acquisition costs	257	—	—		257
Sales and marketing	664	—	—		664
Engineering, design and development	196	—	—		196
General and administrative	357	—	—		357
Depreciation and amortization	381	—	—		381
Acquisition and restructuring costs	24	—	—		24
Total operating expenses	4,490	—	6		4,496
Income from operations	1,361	—	—		1,361
Other (expense) income:
Interest expense	(297)	—	—		(297)
Loss on extinguishment of debt	(40)	—	—		(40)
Other income (expense)	10	—	—		10
Total other (expense) income	(327)	—	—		(327)
Income before income taxes	1,034	—	—		1,034
Income tax expense	(226)	—	—		(226)
Net income	$808	$—	$—		$808
(f)    This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(g)    This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

	Unaudited for the Nine Months Ended September 30, 2019
(in millions)	As Reported	Predecessor Financial Information (h)	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$4,196	$—	$—		$4,196
Advertising revenue	149	—	—		149
Equipment revenue	127	—	—		127
Other revenue	121	—	6	(i)	127
Total Sirius XM revenue	4,593	—	6		4,599
Pandora:
Subscriber revenue	355	46	—		401
Advertising revenue	784	68	—		852
Total Pandora revenue	1,139	114	—		1,253
Total consolidated revenue	5,732	114	6		5,852
Cost of services
Sirius XM:
Revenue share and royalties	1,065	—	—		1,065
Programming and content	328	—	—		328
Customer service and billing	296	—	—		296
Transmission	79	—	—		79
Cost of equipment	20	—	—		20
Total Sirius XM cost of services	1,788	—	—		1,788
Pandora:
Revenue share and royalties	619	71	11	(j)	701
Programming and content	10	—	—		10
Customer service and billing	56	8	—		64
Transmission	38	5	—		43
Total Pandora cost of services	723	84	11		818
Total consolidated cost of services	2,511	84	11		2,606
Subscriber acquisition costs	313	—	—		313
Sales and marketing	648	36	—		684
Engineering, design and development	206	14	—		220
General and administrative	379	16	—		395
Depreciation and amortization	344	6	9	(k)	359
Acquisition and restructuring costs	83	1	(84)	(l)	—
Total operating expenses	4,484	157	(64)		4,577
Income from operations	1,248	(43)	70		1,275
Other (expense) income:
Interest expense	(291)	(2)	—		(293)
Loss on extinguishment of debt	(57)	—	—		(57)
Other income (expense)	(2)	1	—		(1)
Total other (expense) income	(350)	(1)	—		(351)
Income before income taxes	898	(44)	70		924
Income tax expense	(227)	—	(7)	(m)	(234)
Net income	$671	$(44)	$63		$690
(h)    Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.
(i)    This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.
(j)    This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(k)    This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.
(l)    This adjustment eliminates the impact of acquisition and other related costs.

(m)    This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at September 30, 2019 to the pro forma adjustments of $70 and Pandora's loss before income tax of $44.

					2020 vs 2019 Change
(in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
Sirius XM:	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,462	$1,424	$4,372	$4,196	$38	3%	$176	4%
Advertising revenue	39	51	108	149	(12)	(24)%	(41)	(28)%
Equipment revenue	47	45	113	127	2	4%	(14)	(11)%
Other revenue	41	46	121	127	(5)	(11)%	(6)	(5)%
Total Sirius XM revenue	1,589	1,566	4,714	4,599	23	1%	115	3%
Cost of services
Revenue share and royalties	369	358	1,100	1,065	11	3%	35	3%
Programming and content (a)	106	105	307	306	1	1%	1	—%
Customer service and billing (a)	98	98	288	293	—	—%	(5)	(2)%
Transmission (a)	32	27	86	75	5	19%	11	15%
Cost of equipment	5	8	13	20	(3)	(38)%	(7)	(35)%
Total Sirius XM cost of services	610	596	1,794	1,759	14	2%	35	2%
Gross Profit	$979	$970	$2,920	$2,840	$9	1%	$80	3%
Gross Margin %	62%	62%	62%	62%	—%	—%	—%	—%
(a)     For the three months ended September 30, 2020, we have excluded share-based compensation expense of $8 related to programming and content, $1 related to customer service and billing and $1 related to transmission. For the three months ended September 30, 2019, we have excluded share-based compensation expense of $8 related to programming and content, $1 related to customer service and billing and $2 related to transmission. For the nine months ended September 30, 2020, we have excluded share-based compensation expense of $23 related to programming and content, $3 related to customer service and billing and $4 related to transmission. For the nine months ended September 30, 2019, we have excluded share-based compensation expense of $22 related to programming and content, $3 related to customer service and billing and $4 related to transmission.

					2020 vs 2019 Change
(in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
Pandora:	2020	2019	2020	2019	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$132	$132	$385	$401	$—	—%	$(16)	(4)%
Advertising revenue	306	315	758	852	(9)	(3)%	$(94)	(11)%
Total Pandora revenue	438	447	1,143	1,253	(9)	(2)%	(110)	(9)%
Cost of services
Revenue share and royalties (b)	235	238	681	701	(3)	(1)%	(20)	(3)%
Programming and content (c)	8	3	19	10	5	167%	9	90%
Customer service and billing (c)	20	20	67	64	—	—%	3	5%
Transmission (c)	13	17	39	41	(4)	(24)%	(2)	(5)%
Total Pandora cost of services	276	278	806	816	(2)	(1)%	(10)	(1)%
Gross Profit	$162	$169	$337	$437	$(7)	(4)%	$(100)	(23)%
Gross Margin %	37%	38%	29%	35%	(1)%	(3)%	(6)%	(17)%
(b)     For the nine months ended September 30, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(c)    For the three months ended September 30, 2020, we have excluded share-based compensation expense of $1 related to Programming and content. For the nine months ended September 30, 2020, we have excluded share-based compensation expense of $2 related to programming and content and $1 related to customer service and billing. For the nine months ended September 30, 2019, we have excluded share-based compensation expense of $2 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2020 compared to September 30, 2019:

	As of September 30,		2020 vs 2019 Change
(subscribers in thousands)	2020	2019	Amount	%
Sirius XM
Self-pay subscribers	30,480	29,637	843	3%
Paid promotional subscribers	3,955	4,917	(962)	(20)%
Ending subscribers	34,435	34,554	(119)	—%
Traffic users	9,430	9,378	52	1%
Sirius XM Canada subscribers	2,612	2,706	(94)	(3)%

Pandora
Monthly active users - all services	58,583	63,100	(4,517)	(7)%
Self-pay subscribers	6,361	6,257	104	2%
Paid promotional subscribers	43	45	(2)	(4)%
Ending subscribers	6,404	6,302	102	2%

The following table contains our Non-GAAP pro forma financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2020 and 2019:

					2020 vs 2019 Change
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
(subscribers in thousands)	2020	2019	2020	2019 (1)	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	169	302	502	723	(133)	(44)%	(221)	(31)%
Paid promotional subscribers	17	(92)	(975)	(207)	109	(118)%	(768)	371%
Net additions	186	210	(473)	516	(24)	(11)%	(989)	(192)%
Weighted average number of subscribers	34,330	34,397	34,480	34,181	(67)	—%	299	1%
Average self-pay monthly churn	1.7%	1.7%	1.7%	1.7%	—%	—%	—%	—%
ARPU (2)	$14.15	$13.90	$14.02	$13.75	$0.25	2%	$0.27	2%
SAC, per installation	$20.98	$21.01	$20.49	$22.62	$(0.03)	—%	$(2.13)	(9)%

Pandora
Self-pay subscribers	105	33	196	343	72	218%	(147)	(43)%
Paid promotional subscribers	(3)	(688)	(6)	(711)	685	(100)%	705	(99)%
Net additions	102	(655)	190	(368)	757	(116)%	558	(152)%
Weighted average number of subscribers	6,376	6,753	6,281	6,778	(377)	(6)%	(497)	(7)%
ARPU	$6.83	$6.46	$6.79	$6.56	$0.37	6%	$0.23	4%
Ad supported listener hours (in billions)	3.12	3.32	9.53	10.23	(0.20)	(6)%	(0.70)	(7)%
Advertising revenue per thousand listener hours (RPM)	$84.46	$85.33	$68.83	$75.96	$(0.87)	(1)%	$(7.13)	(9)%
Licensing costs per thousand listener hours (LPM)	$40.16	$39.05	$38.11	$37.83	$1.11	3%	$0.28	1%
Licensing costs per paid subscriber (LPU)	$4.19	$4.09	$4.12	$4.07	$0.10	2%	$0.05	1%

Total Company
Adjusted EBITDA	$661	$657	$1,915	$1,841	$4	1%	$74	4%
Free cash flow (3)	$361	$465	$1,212	$1,239	$(104)	(22)%	$(27)	(2)%
nm - not meaningful
(1)    Includes Pandora's results for the nine month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.
(2)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $44 and $41 for the three months and $130 and $116 for the nine months ended September 30, 2020 and 2019, respectively.
(3)    Free cash flow has not been adjusted for Pandora's pre-acquisition results.

Glossary

Monthly active users - the number of distinct registered users on the Pandora services, including subscribers, which have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of monthly active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service.

Average self-pay monthly churn - the Sirius XM monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our unaudited consolidated statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net income:	$272	$246	$808	$671
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	(16)	25
Acquisition and restructuring costs (1)	—	—	24	83
Share-based payment expense (3)	58	65	165	171
Depreciation and amortization	125	118	381	344
Interest expense	96	104	297	291
Loss on extinguishment of debt	40	56	40	57
Other expense (income)	(2)	—	(10)	2
Income tax expense	72	70	226	227
Purchase price accounting adjustments:
Revenues	2	2	6	6
Operating expenses	(2)	(4)	(6)	(11)
Pro forma adjustments (2)	—	—	—	(25)
Adjusted EBITDA	$661	$657	$1,915	$1,841
(1)Acquisition and restructuring costs include $21 of share-based compensation expense for the nine months ended September 30, 2019.

(2)Pro forma adjustment for nine months ended September 30, 2019 includes Pandora's Net income for the nine months ended September 30, 2019 of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2, offset by Other expense (income) of $1.
(3)Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Programming and content	$9	$8	$24	$22
Customer service and billing	1	1	4	3
Transmission	1	2	4	5
Sales and marketing	17	23	50	57
Engineering, design and development	11	15	31	37
General and administrative	19	16	52	47
Total share-based payment expense	$58	$65	$165	$171

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows related to acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Cash Flow information
Net cash provided by operating activities	$443	$544	$1,450	$1,485
Net cash (used in) provided by investing activities	$(79)	$(83)	$(344)	$126
Net cash used in financing activities	$(2,101)	$(597)	$(1,182)	$(1,586)
Free Cash Flow
Net cash provided by operating activities	$443	$544	$1,450	$1,485
Additions to property and equipment	(81)	(79)	(230)	(239)
Purchases of other investments	(1)	—	(8)	(7)
Free cash flow	$361	$465	$1,212	$1,239

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services) and advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(costs in millions and installs in thousands)	2020	2019	2020	2019
Subscriber acquisition costs, excluding connected vehicle services	$110	$101	$257	$313
Less: margin from sales of radios and accessories, excluding connected vehicle services	(43)	(38)	(101)	(106)
	$67	$63	$156	$207
Installations	3,212	2,998	7,615	9,153
SAC, per installation (a)	$20.98	$21.01	$20.49	$22.62
(a)    Amounts may not recalculate due to rounding.
Ad supported listener hours - is based on the total bytes served over our Pandora advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in the U.S., and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora together reach more than 100 million people each month with their audio products. SiriusXM, through SiriusXM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers and directly to consumers through aftermarket devices. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the current coronavirus (COVID-19) pandemic is adversely impacting our business; our substantial competition that is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; our Pandora ad-supported business has suffered a loss of monthly active users, which may adversely affect our Pandora business; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; we engage in extensive marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and our failure to comply with them could damage our business; a substantial number of our SiriusXM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service as our marketing efforts reach more price-sensitive consumers is uncertain; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; our business depends in part upon the auto industry; our Pandora business depends in part upon consumer electronics manufacturers; the market for music rights is changing and is subject to significant uncertainties; our ability to offer interactive features in our Pandora services depends upon maintaining licenses with copyright owners; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure of our satellites would significantly damage our business; our SiriusXM service may experience harmful interference from wireless operations; failure to comply with FCC requirements could damage our business; economic conditions, including advertising budgets and discretionary spending, may adversely affect our business and operating results; if we are unable to attract and retain qualified personnel, our business could be harmed; we may not realize the benefits of acquisitions or other strategic investments and initiatives, including the acquisition of Pandora; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; we may from time to time modify our business plan, and these changes could adversely affect us and our financial condition; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; existing or future laws and regulations could harm our business; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; our business and prospects depend on the strength of our brands; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com